Exhibit B-119






	LIMITED LIABILITY COMPANY AGREEMENT

			OF

		MUNICIPAL SOLUTIONS, LLC


		January 9, 1997
























		TABLE OF CONTENTS


								PAGE


ARTICLE 1
THE LIMITED LIABILITY COMPANY					1
	1.1	FORMATION OF LIMITED LIABILITY COMPANY		1
	1.2	REGISTERED OFFICE AND AGENT			1
	1.3	PURPOSE					  	1
	1.4	PRINCIPAL PLACE OF BUSINESS			2
	1.5	PROPERTY					2
	1.6	PAYMENT OF INDIVIDUAL OBLIGATIONS		2

ARTICLE 							2
DEFINITIONS							2
	2.1	DEFINITIONS					2
		(a)	"ADJUSTED CAPITAL ACCOUNT BALANCE"	2
		(b)	"CAPITAL ACCOUNT"			2
		(c)	"CAPITAL CONTRIBUTION" or "CAPITAL
			  CONTRIBUTIONS"			3
		(d)	"CODE" 					3
		(e)	"COMPANY MINIMUM GAIN"			4
		(f)	"DEPRECIATION"				4
		(g)	"ECONOMIC INTEREST"			4
		(h)	"ECONOMIC INTEREST OWNER"		4
		(i)	"GROSS ASSET VALUE" 			4
		(j)	"INTERNAL RATE OF RETURN" 		5
		(k)	"KLT LOAN"				5
		(l)	"KLT LOAN INTEREST"			5
		(m)	"MAJORITY IN INTEREST"			5
		(n)	"MANAGEMENT COMMITTEE"			5
		(o)	"MANAGER"				5
		(p)	"MEMBER"				6
		(q)	"MEMBER NONRECOURSE DEBT"		6
		(r)	"MEMBER NONRECOURSE DEBT MINIMUM
			 GAIN"					6
		(s)	"MEMBER NONRECOURSE DEDUCTIONS"		6
		(t)	"NET CASH FLOW"				6
		(u)	"NET PROFITS" and "NET LOSSES"		6
		(v)	"NONRECOURSE DEDUCTIONS"		7
		(w)	"NONRECOURSE LIABILITY"			7
		(x)	"OPERATING COSTS"			7
		(y)	"PERCENTAGE INTEREST"			7
		(z)	"PERSON" 				8
		(aa)	"PROCEEDS"				8
		(bb)	"REGULATIONS"				8
		(cc)	"RESIDUAL CAPITAL ACCOUNT BALANCE"	8
		(dd)	"VOTING RIGHTS"				8
	3.1	MANAGEMENT COMMITTEE				8
	3.2	CHAIRMAN, VICE-CHAIRMAN AND OTHER
		 OFFICERS					9
	3.3	MEETINGS					9
	3.4	QUORUM						9
	3.5	VOTING						9
	3.6	ACTION WITHOUT A MEETING			10
	3.7	TELEPHONE MEETINGS				10
	3.8	WAIVER OF NOTICE				10
	3.9	SALARY AND EXPENSES				10
	3.10	OPERATING BUDGETS				10
	3.11	LIMITATION ON POWERS OF MANAGEMENT
		 COMMITTEE					11
	3.12	DUTIES OF MANAGER				11
	3.13	REMOVAL OR RESIGNATION OF MANAGER		12
	3.14	COMPENSATION OF MANAGER				13
	3.15	RESTRICTIONS ON THE MEMBERS			13
	3.16	MEMBERS' OBLIGATION TO APPROVE
		 ALTERNATIVE FUNDING TO KLT LOANS		13

ARTICLE 4
RIGHTS AND OBLIGATIONS OF MEMBERS				13
	4.1	LIMITATION OF LIABILITY				13
	4.2	COMPANY LIABILITIES				13
	4.3	PRIORITY AND RETURN OF CAPITAL			13
	4.4	LIABILITY OF A MEMBER OR ECONOMIC
		 INTEREST OWNER TO THE COMPANY			13
	4.5	INDEPENDENT ACTIVITIES				14

ARTICLE 5
MEETINGS OF MEMBERS						14
	5.1	ANNUAL MEETING					14
	5.2	SPECIAL MEETINGS				14
	5.3	PLACE OF MEETINGS				14
	5.4	NOTICE OF MEETINGS				14
	5.5	MEETING OF ALL MEMBERS				14
	5.6	RECORD DATE					15
	5.7	QUORUM						15
	5.8	VOTING						15
	5.9	PROXIES						15
	5.10	ACTION BY MEMBERS WITHOUT A MEETING		15
	5.11	WAIVER OF NOTICE				15

ARTICLE 6
CAPITAL CONTRIBUTIONS						16
	6.1	INITIAL CAPITAL CONTRIBUTIONS			16
	6.2	INCREASE IN COMPANY CAPITAL			16
	6.3	FAILURE TO CONTRIBUTE				17
	6.4	CAPITAL ACCOUNTS OF MEMBERS			19
	6.5	ADJUSTMENT OF PERCENTAGE INTERESTS		19
	6.6	INTEREST AND OTHER AMOUNTS			20
	6.7	AMENDMENT OF DOCUMENTS				20
	6.8	LOANS OF MEMBERS				20
	6.9	WITHDRAWAL OF CAPITAL CONTRIBUTION		20
	6.10	KLT LOAN					20

SECTION 7							22
	7.1	NET PROFITS					22
	7.2	NET LOSSES					22
	7.3	SPECIAL ALLOCATIONS				23
	7.4	OTHER ALLOCATION RULES				24
	7.5	TAX ALLOCATIONS:  CODE SECTION 704(C)		24

ARTICLE 8
ACCOUNTING, DISTRIBUTIONS AND TAXES				25
	8.1	DISTRIBUTION OF NET CASH FLOW			25
	8.2	ACCOUNTING					26
	8.3	TAX ELECTIONS					27
	8.4	TAX MATTERS MEMBER				27

ARTICLE 9							27
	9.1	IN GENERAL					27

ARTICLE 10
TRANSFERABILITY							28
	10.1	GENERAL						29
	10.2	RIGHT OF FIRST OFFER				29
	10.3	DOBELL PUT OPTION				31
	10.4	CHANGE OF CONTROL				33
	10.5	KLT'S OPTION TO PURCHASE. 			34
	10.6	TRANSFEREE NOT MEMBER IN ABSENCE OF
		 CONSENT					35

ARTICLE 11
ADMISSION OF SUCCESSOR MEMBERS OR NEW MEMBERS			35
	11.1	ADMISSION OF SUCCESSOR MEMBERS OR NEW
		 MEMBERS					35
	11.2	FINANCIAL ADJUSTMENTS				36

ARTICLE 12
TERM. TERMINATION. AND DISTRIBUTION UPON LIQUIDATION		36
	12.1	TERM						36
	12.2	WITHDRAWAL OF A MEMBER				36
	12.3	EVENTS OF DISSOLUTION				37
	12.4	BANKRUPTCY OF A MEMBER				38
	12.5	OPTION TO PURCHASE				39
	12.6	CESSATION OF BUSINESS				39
	12.7	WINDING UP. LIQUIDATION. AND DISTRIBUTION
		 OF ASSETS					39
	12.8	CERTIFICATE OF CANCELLATION			40
	12.9	RETURN OF CONTRIBUTION NONRECOURSE TO
		 OTHER MEMBERS					41

ARTICLE 13							41
	13.1	WAIVER OF RIGHT OF PARTITION			41
	13.2	NOTICES						41
	13.3	GOVERNING LAW					41
	13.4	ENTIRE AGREEMENT				41
	13.5	BINDING AGREEMENT				42
	13.6	INTERPRETATION					42
	13.7	SEVERABILITY					42
	13.8	WAIVER						42
	13.9	EQUITABLE REMEDIES				42
	13.10	ATTORNEY'S FEES					42
	13.11	COUNTERPARTS					43
	13.12	GENDER						43
	13.13	SAVING CLAUSE					43
	13.14	FURTHER DOCUMENTATION				43
	13.15	INCORPORATION OF RECITALS			43
	13.16	INDEMNIFICATION.				43

EXHIBIT B
Promissory Note							46

EXHIBIT C
Operational and Financial Objectives				48

EXHIBIT D
Credit Agreement						50




	LIMITED LIABILITY COMPANY AGREEMENT

				OF

		MUNICIPAL SOLUTIONS, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT ("LLC
Agreement"), is made and entered into to be effective as of the 9th day of January, 1997, by and between KLT
Telecom Inc., a Missouri corporation ("KLT"), and Colin
Dobell ("Dobell"), (KLT and Dobell each hereinafter referred to as a "Member").

WHEREAS, the Members have agreed to organize a limited liability company governed by the Delaware
Limited Liability Company Act (the "Delaware Act");

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

			ARTICLE 1

		THE LIMITED LIABILITY COMPANY

1.1	FORMATION OF LIMITED LIABILITY COMPANY.  The
Certificate of Formation of Municipal Solutions, LLC (the
"Company") was filed in the office of the Secretary of State of Delaware pursuant to the Delaware Act on January
9, 1997 and is hereby ratified by each of the Members.
 All prior agreements concerning the subject matter of this LLC Agreement are canceled and shall have no further effect.

 1.2	REGISTERED OFFICE AND AGENT. The address of
the Company's registered office in the state of Delaware is located at 1209 Orange Street, Wilmington, Delaware
19801 or any other or additional place or places as the Members may determine from time to time, and the registered agent at such office is The Corporation Trust
Company.

In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Management Committee shall promptly designate a replacement registered agent or registered office as the case may be, and make the appropriate filings with the secretary of state. If the Management Committee shall fail to designate a replacement registered agent or registered office, as the case may be, then any one
Member may designate a replacement registered agent or registered office and make the appropriate filings in the Office of the Secretary of State of Delaware.


1.3	PURPOSE. The purpose and business of the
Company shall be to invest in business ventures as selected by the unanimous affirmative vote or unanimous consent of all of the Members with Voting Rights from time to time and to provide marketing and management services to such ventures, including, without limitation, legal, tax and analytical support, and to do all other things which are reasonably incidental to the foregoing.
The Company may transact any or all other lawful business for which a limited liability company may be organized under the Delaware Act upon the unanimous affirmative vote or unanimous consent of all of the Members with Voting Rights of the Company specifically authorizing any such other lawful business.

1.4	PRINCIPAL PLACE OF BUSINESS. The principal
place of business of the Company shall be 1201 Walnut, Kansas City, Missouri 64106, or at such other place or places within or without the State of Delaware as the Management Committee may designate from time to time.

1.5	PROPERTY.  All assets, including real and
personal property owned and held by the Company shall be owned by the Company in the name of the Company and no Member or Economic Interest Owner shall have any ownership interest in such property in its individual name or right. Each Member's or Economic Interest
Owner's interest in the Company shall be personal property for all purposes. Any deed, bill of sale, mortgage, lease, contract of sale or other instrument purporting to convey or encumber any interest in the property of the Company shall be signed only as authorized by the unanimous affirmative vote or unanimous consent of all of the Members with Voting Rights.

1.6	PAYMENT OF INDIVIDUAL OBLIGATIONS.  The
Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member or Economic Interest
Owner.

			ARTICLE 2

			DEFINITIONS

2.1	DEFINITIONS. As used in this LLC Agreement:

(a)	"ADJUSTED CAPITAL ACCOUNT BALANCE" means
the balance (be it positive or negative) which would be obtained by adding to a Member's or Economic Interest Owner's Capital Account balance such Member's or Economic Interest Owner's share of the "Company Minimum Gain" and "Member Nonrecourse
Debt Minimum Gain."

(b)	"CAPITAL ACCOUNT" means, with respect to
any Member or Economic Interest Owner, the Capital
Account maintained for such Person in accordance with the following provisions:

(i)	To each Person's Capital Account
there shall be credited such Member's or Economic Interest Owner's Capital
Contributions, such Member's or Economic
Interest Owner's distributive share of Net
Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 7 hereof, and the amount of any Company liabilities assumed by such Member or Economic Interest Owner or which are secured by any Property distributed to such Member or Economic Interest Owner.

(ii)	To each Member's or Economic
Interest Owner's Capital Account there shall be debited the amount of cash and the Gross
Asset Value of any Property distributed to such Member or Economic Interest Owner pursuant to any provision of this LLC
Agreement, such Member's or Economic Interest
Owner's distributive share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to
Section 7 hereof, and the amount of any
liabilities of such Member or Economic
Interest Owner assumed by the Company or which are secured by any property contributed by such Member or Economic Interest Owner to the Company.

(iii)	In the event any interest in
the Company is transferred in accordance with the terms of this LLC Agreement, the transferee shall succeed to the Capital
Account of the transferor to the extent it relates to the transferred interest.

(iv)	In determining the amount of any
liability for purposes of Sections 2.1(b)(i) and 2.1(b)(ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other
provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital
Accounts, or any debits or credits thereto
(including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members and Economic
Interest Owners), are computed in order to comply with such Regulations, such modification shall be made, provided that is not likely to have a material effect on the amounts distributable to any Member or Economic Interest Owner pursuant to
Article 12 hereof upon the dissolution of the Company. Adjustments and modifications also shall be made as are necessary or appropriate (i) to maintain equality between the Capital Accounts of the Members and Economic Interest Owners and the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes in accordance with Regulations Section
1.704-1(b)(2)(iv)(g), and (ii) in the event unanticipated events might otherwise cause this LLC
Agreement not to comply with Regulations Section
1.704-1(b).

(c)	"CAPITAL CONTRIBUTION" or "CAPITAL
CONTRIBUTIONS" means, with respect to any Member or Economic Interest Owner, the amount of money and the Gross Asset Value of any property (other than money) contributed to the Company with respect to the Percentage Interest held by such Member or Economic Interest Owner pursuant to the terms of this LLC Agreement. The initial Capital
Contributions of the Members are set forth on EXHIBIT A hereto, which is incorporated herein by this reference.

(d)	"CODE" shall mean the Internal Revenue
Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(e)	"COMPANY MINIMUM GAIN" has the meaning
set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

(f)	"DEPRECIATION" means, for each fiscal
year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such fiscal year, except that (i) with respect to any asset whose Gross Asset Value differs from its adjusted tax basis for federal tax purposes and which difference is being eliminated by use of the "remedial method" defined by Section 1.704-3(d) of the Regulations, Depreciation for such fiscal year shall be the amount of book basis recovered for such fiscal year under the rules prescribed by
Section 1.704-3(d)(2) of the Regulations, and (ii) with respect to any other asset whose Gross Asset
Value differs from its adjusted tax basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross
Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Management
Committee.

(g)	"ECONOMIC INTEREST" shall mean the
ownership interest of a Person in the Company's Net
Profits, Net Losses and the distribution of Net
Cash Flow and/or the Company's assets pursuant to this LLC Agreement and the Delaware Act, but shall not include any right to vote on, consent to or otherwise participate in any decision of the Members in the management of the Company.

(h)	"ECONOMIC INTEREST OWNER" shall mean any
Person who owns an Economic Interest, but is not a Member.

(i)	"GROSS ASSET VALUE" means, with respect
to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i)	The initial Gross Asset Value of any
asset contributed by a Member or Economic
Interest Owner to the Company shall be the gross fair market value of such asset, as determined by the contributing Member or Economic Interest Owner and all of the remaining Members;


(ii)	The Gross Asset Values of all
Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Management Committee, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member or Economic Interest Owner in exchange for more than a DE MINIMIS Capital
Contribution; (B) the distribution by the Company to a Member or Economic Interest Owner of more than a DE MINIMIS amount of property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations
Section 1.704-1(b)(2)(ii)(g); provided,
however, that adjustments pursuant to clauses
(A) and (B) above shall be made only if the Management Committee reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members and Economic Interest Owners in the Company;

(iii)	The Gross Asset Value of any
Company asset distributed to any Member or Economic Interest Owner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Management Committee;

(iv)	The Gross Asset Values of Company
assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and
Sections 2.1(f)(vi) and 7.3(e) hereof;
provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section
2.1(i)(iv) to the extent the Management
Committee determine that an adjustment
pursuant to Section 2.1(i)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section
2.1(i)(iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section
2.1(i)(i), Section 2.1(i)(ii), or Section
2.1(i)(iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

(j)	"INTERNAL RATE OF RETURN" has the meaning
set forth in Section 8.1.

(k)	"KLT LOAN" has the meaning set forth in
Section 6.10.

(l)	"KLT LOAN INTEREST" has the meaning set
forth in Section 6.10.

(m)	"MAJORITY IN INTEREST" shall mean more
than fifty percent (50%) of the Voting Rights held by the Members determined, pursuant to an affirmative vote or consent of the Members with Voting Rights at the time the Majority in Interest provision applies.

(n)	"MANAGEMENT COMMITTEE" shall mean the
committee of the Company, appointed by the Members and established pursuant to Article 3 of this LLC
Agreement.

(o)	"MANAGER" shall mean Colin Dobell, or any
replacement Manager appointed by the Management
Committee pursuant to Section 3.13 hereof.


(p)	"MEMBER" shall mean any person executing
this LLC Agreement from time to time and as otherwise admitted as a member of the Company as provided in Section 11.1 of this LLC Agreement.

(q)	"MEMBER NONRECOURSE DEBT" has the meaning
set forth in Section 1.704-2(b)(4) of the Regulations.

(r)	"MEMBER NONRECOURSE DEBT MINIMUM GAIN"
means an amount, with respect to each Member
Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

(s)	"MEMBER NONRECOURSE DEDUCTIONS" has the
meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

(t)	"NET CASH FLOW" shall mean, with respect
to any period, the amount (if any) by which the Proceeds for such period exceed the Operating Costs for such period, all principal and interest payments on indebtedness of the Company, and all other sums paid to lenders.

(u)	"NET PROFITS" and "NET LOSSES" means, for
each fiscal year, an amount equal to the Company's taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a)
(for this purposes, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)	Any income of the Company that is
exempt from federal income tax and not
otherwise taken into account in computing Net
Profits or Net Losses pursuant to this Section
2.1(u) shall be added to such taxable income or loss;

(ii)	Any expenditures of the Company
described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section
1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net
Losses pursuant to this Section 2.1(u) shall be subtracted from such taxable income or loss;

(iii)	In the event the Gross Asset
Value of any Company asset is adjusted
pursuant to Section 2.1(i)(ii) or Section
2.1(i)(iii) hereof, the amount of such
adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net
Losses;


(iv)	Gain or loss resulting from any
disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross
Asset Value;

(v)	In lieu of the depreciation,
amortization, and other cost recovery
deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with
Section 2.1(f) hereof;

(vi)	To the extent an adjustment to the
adjusted tax basis of any Company asset
pursuant to Code Section 734(b) or Code
Section 743(b) is required pursuant to
Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital
Accounts as a result of a distribution other than in liquidation of a Member's or Economic
Interest Owner's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing
Net Profits or Net Losses; and

(vii)	Notwithstanding any other
provision of this Section 2.1(u), any items which are specially allocated pursuant to
Section 7 hereof shall not be taken into account in computing Net Profits or Net
Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 7 hereof shall be determined by applying rules analogous to those set forth in Sections 2.1(i)(i) through 2/1(i)(vi) above.

(v)	"NONRECOURSE DEDUCTIONS" has the meaning
set forth in Section 1.704-2(b)(1) of the Regulations.

(w)	"NONRECOURSE LIABILITY" has the meaning
set forth in Section 1.704-2(b)(3) of the Regulations.

(x)	"OPERATING COSTS" shall mean, with
respect to any period, all cash expenditures incurred incident to the normal operation of the Company's business and any amounts determined by the Management Committee, from time to time, to be reasonably necessary to provide a reserve for the operations, expenses, debt payments, capital improvements, and contingencies of the Company.

(y)	"PERCENTAGE INTEREST" shall mean, with
respect to any Member or Economic Interest Owner, such Person's percentage interest of the Economic
Interests in the Company as adjusted from time to time: (i) pursuant to this LLC Agreement; or (ii) as a result of any Transfer (as defined in Section
10.1 below) by a Member or Economic Interest Owner of all or a portion of its Economic Interest. The initial Percentage Interests of the Members are as designated in Section 6.1 of this LLC Agreement.


(z)	"PERSON" shall include any individual,
trust, estate, corporation, partnership, limited liability company, association or other entity.

(aa)	"PROCEEDS" shall mean, with respect to
any period, gross receipts received by the Company from all sources during such period, including, without limitation, all sales, other dispositions, and refinancings of the Company's property, but does not include Capital Contributions as provided for in Article 6 of this LLC Agreement or the proceeds of any KLT Loans to the Company as provided for in Section 6.10 of this LLC Agreement.

(bb)	"REGULATIONS" means the Income Tax
Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding
Regulations).

(cc)	"RESIDUAL CAPITAL ACCOUNT BALANCE" means
the excess (if any) of the amount of a Member's or Economic Interest Owner's positive Adjusted Capital
Account Balance over the amount of such Member's or Economic Interest Owner's Preference Contributions
Account balance.

(dd)	"VOTING RIGHTS" shall mean, with respect
to any Member, such Person's percentage interest in the voting rights in the Company, as may be adjusted from time to time pursuant to this LLC
Agreement.  The initial Voting Rights of the
Members are as set forth in EXHIBIT A attached to this LLC Agreement.

			ARTICLE 3

			MANAGEMENT

3.1	MANAGEMENT COMMITTEE.  The business and
affairs of the Company shall be managed by a Management
Committee which, subject to the provisions of this LLC
Agreement, shall have the power and authority to take, or cause to be taken, any and all actions necessary as advisable to carry out its duties as described in this LLC Agreement.

The Management Committee shall consist of three (3) representatives, two (2) of whom shall be appointed by KLT and one (1) of whom shall be appointed by Dobell. In the event of the resignation or death of a representative, the vacancy shall be promptly filled by a nominee of the Member who appointed the departing representative. The appointment of each representative on the Management Committee subsequent to the initial representatives named this Section 3.1 shall be evidenced by an appointment, and acceptance of appointment, in a writing delivered to the Company by the Member entitled to appoint such representative. Each representative will serve on the Management Committee at the pleasure of the Member appointing him or her. The first Management
Committee shall consist of R.G. Wasson and M.G. English
(appointed by KLT) and Colin Dobell (appointed by
Dobell).


If Dobell transfers any part of his Economic
Interest but retains his Voting Rights, then he shall retain his rights to appoint a representative to the Management Committee as provided in this Section 3.1. If either KLT or Dobell transfer all of their Economic
Interests and the transferee thereof is admitted as a Member of the Company as provided in Section 11.1 of this LLC Agreement, then the transferee of such Economic
Interest shall succeed to such Member's rights to appoint representatives to the Management Committee as provided in this Section 3.1. If either KLT or Dobell shall relinquish their Voting Rights pursuant to the terms of this LLC Agreement, then the other Member shall have the right to exercise such relinquishing Member's Rights to appoint representatives to the Management Committee until such Voting Rights are restored, as the case may be.

  	3.2	CHAIRMAN, VICE-CHAIRMAN AND OTHER OFFICERS.  A
representative on the Management Committee appointed and so designated by KLT will serve as the Chairman of the Management Committee, and a representative appointed and so designated by Dobell will serve as the Vice-Chairman of the Management Committee. The Company shall have such other officers as may be appointed by the Management Committee, or in the absence of such appointment, as designated by the Chairman of the Management Committee.
 R.G. Wasson will serve as the initial Chairman, and Colin Dobell as the initial Vice-Chairman. The Chairman of the Management Committee shall preside at all meetings of the Management Committee, and shall have such other duties and responsibilities as may be assigned by the Management Committee from time to time. The Vice-
Chairman of the Management Committee, in the absence or inability of the Chairman to act, shall preside in the Chairman's place at all meetings of the Management
Committee. The Vice-Chairman shall have such other duties and responsibilities as may be assigned by the Management Committee .

3.3	MEETINGS.  Meetings of the Management
Committee may be called by either the Chairman or Vice-
Chairman of the Management Committee by written notice designating the time and place of the meeting sent to each representative not fewer than five (5) nor more than ten (10) days before the date of the meeting to the address of the Member appointing such representative. If no place is designated, then the meeting shall be held at the Company's principal place of business. If all of the representatives to the Management Committee meet at any time and place, the meeting shall be valid without call or notice and any lawful action may be taken at such meeting.

3.4	QUORUM.  The presence of at least one (1)
representative appointed each by KLT and by Dobell at a duly called meeting shall constitute a quorum at any meeting of the Management Committee.

3.5	VOTING.  The respective representatives of KLT
and Dobell to the Management Committee each shall possess a percentage of all of the voting rights of the Management Committee in proportion to the Voting Rights held by the Member which appointed them, each such Member's Management Committee voting rights which may be exercised by any one representative appointed by such Member as agreed upon among such Member's representatives. If a quorum is present, the affirmative vote of fifty-one percent (51%) or more of the voting rights of the Management Committee shall be the act of the Management Committee.

3.6	ACTION WITHOUT A MEETING.  Any action which is
required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, is signed by each of the representatives to the Management Committee and filed with the Company.

3.7	TELEPHONE MEETINGS. Representatives of the
Management Committee may participate in a meeting of the Management Committee by means of conference telephone or other similar communication equipment whereby all persons participating in the meeting can hear each other.
Participation in the meeting in this manner constitutes presence in person at the meeting.

3.8	WAIVER OF NOTICE.  Whenever any notice is
required to be given to any representative to the Management Committee, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at or after the time stated therein, and delivered to the Company for inclusion in the minutes or filing with the Company's records, shall be deemed equivalent to the giving of such notice.

3.9	SALARY AND EXPENSES.  Representatives serving
on the Management Committee, as such, shall not receive any stated salary for their services, but by resolution of the Management Committee may receive expenses of attendance at each meeting of the Management Committee.

3.10	OPERATING BUDGETS.  No later than sixty (60)
days prior to the end of the then current fiscal year, and thirty (30) days prior to the end of each quarter, the Management Committee shall prepare and adopt annual and quarterly operating budgets for the Company which shall be submitted for approval by the unanimous affirmative vote or unanimous consent of all of the Members with Voting Rights. Upon such approval, no action or failure to act which would constitute a material change from any item in an approved annual or quarterly budget shall be made or caused by the Company without the prior affirmative unanimous vote or unanimous consent of all of the Members with Voting Rights. Each annual and quarterly budget shall include the following:

(a)	A narrative description of any activities
proposed to be undertaken during the period subject of such budget;

(b)	A projected annual income statement
(accrual basis) for such period;

(c)	A projected balance sheet as of the end
of the period;

(d)	A schedule of projected cash flow
(including itemized operating revenues, costs, and expenses) for such period; and

(e)	A description of any proposed investments
in business ventures, including projected dates for commencement and completion of such investments, as well as the description of the additional loans required by the Company from KLT to undertake and fund the initial twenty-four (24) months of operations of such ventures, and any other contemplated or existing financing activities for such period.

3.11	LIMITATION ON POWERS OF MANAGEMENT COMMITTEE.
 Notwithstanding any other such provisions of this LLC
Agreement, neither the Management Committee nor the Manager without the unanimous affirmative vote or unanimous consent of all of the Members with Voting
Rights, or such lesser vote or consent as otherwise provided in this LLC Agreement, may:

(a)	Amend this LLC Agreement or the
Certificate of Formation of the Company;

(b)	Take any action or fail to take any
action in contravention of this LLC Agreement;

(c)	Admit any substitute or additional
Members except as provided in Article 11 of this LLC Agreement;

(d)	Modify a Member's or Economic Interest
Owner's obligation to make a Capital Contribution;

(e)	Merge or consolidate or agree to merge or
consolidate the Company with or into any other entity;

(f)	Sell, exchange, lease, mortgage, pledge
or otherwise dispose of all or substantially all of the property of the Company in a single transaction or series of related transactions which in aggregate exceed one hundred thousand dollars
($100,000);

(g)	Approve any non-budgeted expenditure in
an amount in excess of one hundred thousand dollars
($100,000);

(h)	Assume, incur or guarantee or become
liable for any indebtedness or borrowed money on behalf of the Company in excess of one hundred thousand dollars ($100,000) in the aggregate outstanding at any time;

(i)	Make or cause the Company to become a
party to any contract or commitment or renew, extend or amend or modify any contract or commitment, unless such contract or commitment is entered into in the ordinary course of business;

(j)	Invest in or acquire any interest in any
business enterprise or venture;

(k)	Make any distributions to the Members or
Economic Interest Owners, except as otherwise provided for in this LLC Agreement; or

(l)	Transact any business other than that
which is consistent with the purpose and business of the Company as described in Section 1.3 above.


3.12	DUTIES OF MANAGER.  The Manager shall be
responsible for the management of the day to day business and affairs of the Company in accordance with the annual and quarterly budgets adopted by the Management Committee and as otherwise directed by the Management Committee from time to time. Any decision or act of the Manager within the scope of the Manager's authority granted hereunder shall control and bind the Company. The
Manager shall discharge his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the Manager reasonably believes to be in the best interests of the Company. The rights and duties of the Manager shall include, without limitation:

(a)	Control of the operations of the Company;

(b)	Carrying out and affecting all directions
of the Management Committee;

(c)	Providing for the accounting function for
the Company;

(d)	Applying for and obtaining all
appropriate insurance coverage;

(e)	Temporary investment of the Company's
funds and short-term investments providing for appropriate safety of principal;

(f)	Investigating additional sources of
financing for the Company;

(g)	Engaging in any kind of activity and
performing and carrying out all contracts of any kind necessary to, in connection with or incidental to the accomplishment of the purposes and business of the Company, so long as said activities and contracts are in the ordinary course of business; and

(h)	Negotiate, execute and perform all
agreements, and exercise all rights and remedies of the Company in connection with the foregoing.

3.13	REMOVAL OR RESIGNATION OF MANAGER.  In the
event representatives to the Management Committee possessing fifty-one percent (51%) or more of the voting rights of the Management Committee are at any time, or from time to time, dissatisfied with the Manager's performance under this Agreement (regardless of whether such dissatisfaction shall constitute legal "cause" for termination), such representatives shall have the right to remove such Manager. A Person who has been removed as Manager shall continue to be a Member or Economic
Interest Owner for all other purposes of this Agreement, if the Manager is also a Member or Economic Interest
Owner in the Company.


A Manager of the Company may resign at any time by giving sixty (60) days advance written notice to each of the representatives to the Management Committee.
 The resignation of a Manager shall take effect sixty
(60) days from the date of the notice or at such later time as shall be specified in the notice and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.
 The resignation of a Manager who is also a Member or Economic Interest Owner shall not affect the Manager's rights as a Member or Economic Interest Owner and shall not constitute a withdrawal of the Member or Economic
Interest Owner from the Company.

Any vacancy created in the Manager position by the removal or resignation of a Manager shall be filled by the unanimous affirmative vote of all of the representatives to the Management Committee at a duly called and held meeting of the Management Committee.

3.14	COMPENSATION OF MANAGER. The compensation of
the Manager shall be fixed from time to time by the Management Committee, and no Manager shall be prevented from receiving any such compensation because the Manager is also a Member or Economic Interest Owner of the Company.

3.15	RESTRICTIONS ON THE MEMBERS.  No Member or
Economic Interest Owner individually shall have the authority to do any binding act on behalf of the Company without the approval of the Members as provided in this LLC Agreement.

3.16	MEMBERS' OBLIGATION TO APPROVE ALTERNATIVE
FUNDING TO KLT LOANS. If the Manager identifies one or more sources of debt financing which, in the reasonable opinion of the Members with Voting Rights, is less costly to the Company and otherwise meets its funding objectives at least as well as the KLT Loans, the Members shall vote or otherwise approve such debt financing and cause the Company to use the proceeds to repay the outstanding KLT
Loans and accrued but unpaid KLT Loan Interest.


			ARTICLE 4

	RIGHTS AND OBLIGATIONS OF MEMBERS

4.1	LIMITATION OF LIABILITY.  Each Member's and
Economic Interest Owner's liability shall be limited as set forth in this LLC Agreement, the Delaware Act and other applicable law.

4.2	COMPANY LIABILITIES. A Member or Economic
Interest Owner will not be personally liable for any debts or losses of the Company beyond the Member's or Economic Interest Owner's respective capital contributions and any obligation of the Members and Economic Interest Owners to make Capital Contributions, except as required by law.

4.3	PRIORITY AND RETURN OF CAPITAL.  Except as
otherwise expressly provided in this LLC Agreement, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either for the return of Capital Contributions or for Net
Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.


4.4	LIABILITY OF A MEMBER OR ECONOMIC INTEREST
OWNER TO THE COMPANY.  A Member or Economic Interest
Owner who rightfully receives a return in whole or in part of its Capital Contribution is liable to the Company only to the extent now or hereafter provided by the Delaware Act.

4.5	INDEPENDENT ACTIVITIES.  Except as may
otherwise be agreed upon in writing between the Company and a Member or Economic Interest Owner, each Member or Economic Interest Owner shall be required to devote only such time to the affairs of the Company as such Member or Economic Interest Owner determines in its sole discretion, and each such Member or Economic Interest
Owner shall be free to serve any other Person in any capacity that it may deem appropriate in its discretion;
provided, however that no Member or Economic Interest
Owner shall either directly or indirectly engage in any activities which in any way concern or are related to the license, sale, provision, use or marketing of products, services or activities which are licensed, sold, provided, used or marketed by the Company, or which activities otherwise are competitive with the Company, without first acquiring the written approval of each of the representatives of Management Committee not appointed by the Member or Economic Interest Owner requesting or requiring such approval.

			ARTICLE 5

		MEETINGS OF MEMBERS

5.1	ANNUAL MEETING.  The annual meeting of the
Members shall be held on the second Tuesday in April or at such other time as shall be determined by the Members for the purpose of the transaction of such business as may come before the meeting.

5.2	SPECIAL MEETINGS.  Special meetings of the
Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member or Members holding at least one-fifth (1/5) of all Voting
Rights held by the Members.

5.3	PLACE OF MEETINGS.  The Members may designate
any place, either within or outside the state of Delaware, as the place of meeting for any meetings of the Members. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal place of business of the Company.

5.4	NOTICE OF MEETINGS. Except as provided in
Section 5.5 below, for any annual meeting held at such time as provided in Section 5.1 above, and for all special meetings, written notice stating the place, day, and hours of the meeting and the purpose or purposes for which the meeting is called shall be delivered not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Members calling the meeting, to each Member entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered two (2) calendar days after being deposited in the United States mail, addressed to the Member at the Member's address as it appears on the books of the Company, with postage thereon prepaid.


5.5	MEETING OF ALL MEMBERS.  If all of the Members
shall meet at any time and place, either within or outside of the state of Delaware, and consent to the holding of a meeting at that time and place, the meeting shall be valid without call or notice, and at the meeting lawful action may be taken.

5.6	RECORD DATE.  For the purpose of determining
Members entitled to notice of or to vote at any meeting of Members or any adjourned meeting, the date on which notice of the meeting is mailed shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, the determination shall apply to any adjourned meeting.

5.7	QUORUM.  Members holding at least two-thirds
(b) of the Voting Rights held by the Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, the Members holding all of the Voting
Rights so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.
 At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed.

5.8	VOTING.  If a quorum is present, the
affirmative vote of the Members holding a Majority in Interest shall be the act of the Members, unless the vote of a greater proportion or number is required by this LLC
Agreement, the Company's Certificate of Formation or the Delaware Act. Unless otherwise expressly provided in this LLC Agreement or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent, their Voting Rights shall be counted in the determination of whether the requisite matter was approved by the Members.

5.9	PROXIES. At all meetings of Members a Member
may vote in person or by proxy executed in writing by the Member or a duly authorized attorney-in-fact. The proxy shall be delivered to any one (1) or more of the remaining Members before or at the time of the meeting.
No proxy shall be valid after three (3) years from the date of its execution, unless otherwise provided in the proxy.

5.10	ACTION BY MEMBERS WITHOUT A MEETING.  Any
action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more counterparts of a written consent describing the action taken and signed by each Member entitled to vote, which consent shall be included in the minutes or filed with the Company records. Action taken under this Section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.


5.11	WAIVER OF NOTICE.  When any notice is required
to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the given time stated therein, and delivered to the Company for inclusion in the minutes or filing with the Company records, shall be equivalent to the giving of the notice. A Member's attendance at any meeting shall constitute a waiver: (i) to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to the holding of the meeting or transacting business at the meeting; and (ii) to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless such person objects to considering the matter when it is presented.

5.12	CHAIRPERSON OF MEETING; DESIGNATION OF
AUTHORIZED REPRESENTATIVES. Each meeting of Members shall be conducted by the Manager or such other Person as the Manager may appoint pursuant such rules for the conduct of the meeting as the Manager or such other
Person deems appropriate. Each Member shall designate to the Manager, in writing, one (1) authorized representative of the Member who will vote or consent on all matters under this LLC Agreement for such Member.
Such designation will continue until revoked in writing.
 Within thirty (30) days of the execution of this Agreement, the Members shall designate their initial authorized representative.


			ARTICLE 6

		CAPITAL CONTRIBUTIONS

6.1	INITIAL CAPITAL CONTRIBUTIONS.  A Capital
Account shall be maintained for each Member as provided in Section 2.1(b) above, which shall include the initial
Capital Contribution of each Member as set forth on EXHIBIT A. The initial Percentage Interest of each
Member shall be as also set forth in EXHIBIT A.  No
Member shall have any interest or rights in the capital contributed by any other Member.


6.2	INCREASE IN COMPANY CAPITAL. The Members and
Economic Interest Owners recognize that the Company may require additional capital from time to time in order to accomplish the purposes and the business for which the Company is formed. If all of the Members with Voting
Rights by an affirmative and unanimous vote or unanimous consent determine in good faith that additional Capital
Contributions are necessary for the operation of the Company, each Member and Economic Interest Owner shall, within thirty (30) days of such vote or consent, contribute their respective share of the additional contribution to the capital of the Company as determined pursuant to such unanimous affirmative vote or unanimous consent, which share shall be determined on a pro rata basis with reference to the relationship of each respective Member's or Economic Interest Owner's
Percentage Interest to the total of the Percentage
Interests of all of the Members and Economic Interest
Owners. The Manager shall make such determination and provide notice to each Member and Economic Interest Owner within ten (10) days of such vote or consent of the call for such additional contribution, the amount to be contributed by such Person, and the date which such contribution is due. Unless otherwise agreed to by the affirmative vote or consent of a Majority in Interest, all such additional Capital Contributions shall be made in cash. No voluntary contributions to capital shall be made by any Member or Economic Interest Owner absent the affirmative vote or consent of a Majority in Interest.
 A Member who, as provided for under this LLC Agreement, has transferred any portion of its Economic Interest but has retained any Voting Rights shall be jointly and severally responsible together with the Person to whom such Economic Interest was transferred for any additional
Capital Contributions to be made with respect to such Economic Interest under this Section 6.2 and, if such additional contribution is not made, shall be deemed a Non-Contributing Person as provided for in Section 6.3 below for all purposes, including without limitation, determining a relinquishment of Voting Rights.

6.3	FAILURE TO CONTRIBUTE.

(a)  If any Member or Economic Interest Owner
(a "Non-Contributing Person") fails to contribute its portion of the amount of the additional Capital
Contribution called by the Members in accordance with Section 6.2 above, then the following shall occur: (i) the Company shall have the right to obtain the additional Capital Contribution not made by the Non-Contributing Person from the other
Members and Economic Interest Owners; (ii) the Non-
Contributing Person shall relinquish all of its Voting Rights, if any, unless and until it has made its Cure Contribution (as defined below) in full;
and (iii) the Company and the other Members and Economic Interest Owners shall have all other rights set forth in this Section 6.3.

 Thereupon, the other Members and Economic
Interest Owners shall have the right, but not the obligation, to contribute on a pro rata basis determined with reference to the relationship of each respective other Member's or Economic Interest
Owner's Percentage Interest to the total Percentage
Interests of all of such other Members and Economic
Interest Owners, unless a different allocation is agreed upon among them, any portion of the additional Capital Contribution not contributed by the Non-Contributing Person, and each such Member or Economic Interest Owner shall deliver to the Company such amount not later than ten (10) days following the expiration of the thirty (30) day period referenced above. All such Capital
Contributions made by Members and Economic Interest
Owners pursuant to this Section 6.3, shall be credited to the Capital Account of the Member or Economic Interest Owner making the Capital
Contribution.

A Member or Economic Interest Holder who was not a Non-Contributing Person with respect to any such capital call shall not be deemed a Non-
Contributing Person (and shall not relinquish any Voting Rights) by reason of such Member or Economic
Interest Owner choosing not to participate in additional contributions to make up for the share not contributed by the Non-Contributing Person;
provided, however, that if the Members or Economic
Interest Owners which elect to contribute the funds not contributed by the Non-Contributing Person do not contribute the entire amount of such funds not contributed by the Non-Contributing Person, then the Members may initiate a new capital call on all of the Members and Economic Interest Owners pursuant to the terms of Section 6.2 above for the additional capital required by the Company, and any Member or Economic Interest Owner who fails to fund its share of that new capital call (in accordance with its Percentage Interest) shall be deemed a Non-Contributing Person with respect to such new capital call for purposes hereof.


(b)  For purposes hereof, in the event of a
capital call in which there is at least one Non-
Contributing Person, all of the Capital
Contributions made by Members or Economic Interest
Owners pursuant to such capital call (including their initial shares of the capital call and any additional capital contributed by reason of the failure of a Non-Contributing Person to make a Capital Contribution) shall be deemed "Preference
Contributions."  A "Preference Contribution
Account," which shall be a memorandum account, shall be maintained for each Member and Economic
Interest Owner.  Each Member's and Economic
Interest Owner's Preference Contribution Account shall have an initial balance of zero and be increased by (i) an amount equal to one hundred twenty-five percent (125%) of each Preference
Contribution made by such Member or Economic
Interest Owner (as of the time of such Preference
Contribution) and (ii) an amount equal to a return on the balance of such Preference Contribution
Account balance, from time to time, at the rate of fifteen percent (15%) per annum (the daily portion of which shall be deemed added to the Preference
Contribution Account on a daily basis); and decreased (but not below zero) by each distribution made to such Member or Economic Interest Owner pursuant to Sections 6.3(c), 8.1 or 12.7(d) hereof
(in each case, as of the time of such
distribution).

(c) A Non-Contributing Person shall have the right, at any time, to cure its failure in the making of a required Capital Contribution by making a cash Capital Contribution ("Cure Contribution") to the Company in the amount ("Cure Contribution
Amount") equal to one hundred twenty-five percent
(125%) of each amount of additional Capital
Contribution which it has failed to make plus, in each case, an amount equal to a return from the date of such failure at fifteen percent (15%) per annum on the amount of the balance of each Member's and Economic Interest Owner's Preference
Contribution Account balance attributable to the required Capital Contribution being cured. Upon its receipt of the Cure Contribution, the Company shall immediately distribute that portion of the Cure
Contribution among the Members and Economic
Interest Owners in such relative amounts as are necessary in order to cause the balances of the Preference Contribution Accounts of the Members and
Economic Interest Owners to be in, or as close as possible to, the same ratio as their relative
Percentage Interests.  For purposes hereof, a Cure
Contribution shall be treated as a "Preference
Contribution" by the Non-Contributing Person. Only the amount of the required Capital Contribution
(and not the amount of the Preference Contribution) shall be credited to the Capital Account of the Non-Contributing Person.

(d) None of the terms, covenants, obligations or rights contained in Section 6.2 and this Section
6.3 are or shall be deemed to be for the benefit of any Person or entity other than the Members, Economic Interest Owners, and the Company, and no such third person shall under any circumstances have any right to compel any actions or payments by the Members or Economic Interest Owners.


(e)  Any material breach or violation by a
Member (including a Member possessing only Voting
Rights as provided for under this LLC Agreement) or Economic Interest Owner of any warranty, representation, covenant, or indemnification obligation contained in this LLC Agreement will result in such Member or Economic Interest Owner being deemed a Non-Contributing Person by reason of a failure to make an additional Capital
Contribution in the amount of the damages incurred by the Company by reason of such breach or violation. If the deemed Non-Contributing Person fails to cure such breach or violation to the satisfaction of the Management Committee within thirty (30) days after its receipt of notice of such breach or violation from the Management
Committee, the deemed Non-Contributing Person shall relinquish all Voting Rights, and the Preference
Contribution Accounts of the remaining Members and Economic Interest Owners will be increased (on a pro rata basis with reference to the relationship of each respective Member's or Economic Interest
Owner's Percentage Interest to the total of all such Members and Economic Interest Owner's
Percentage Interests) by (i) an amount equal to one hundred twenty-five percent (125%) of such damages as determined by the Management Committee; and (ii) an amount equal to a return thereon at the rate of fifteen percent (15%) per annum (the daily portion of which shall be deemed added to the Preference
Contribution Account on a daily basis).
Thereafter, the deemed Non-Contributing Person may cure such breach or violation by making a Cure
Contribution, the amount and disposition of which shall be governed by Section 6.3 (c) above;
provided, however, that should it ultimately be determined by the affirmative vote or consent of a Majority in Interest or by a court of competent jurisdiction that any such damages were not attributable to a breach or violation of this LLC
Agreement by such deemed Non-Contributing Person, such deemed Non-Contributing Person shall immediately be reinvested with any and all Voting
Rights lost on account the operation of this subparagraph (e) and any economic consequences of the tentative operation of this subparagraph (e) on the Non-Contributing Person (such as a loss of distributions or payment by such Non-Contributing
Person of any Cure Contribution or other payment in respect of such alleged breach or violation) shall be properly reversed.

6.4	CAPITAL ACCOUNTS OF MEMBERS.  The amount of
any additional Capital Contribution made by any Member or Economic Interest Owner shall be added to the Capital
Account of such contributing Member or Economic Interest
Owner as of the date of expiration of the thirty (30) day periods and/or ten (10) day period, as the case may be, set out in Sections 6.2 and 6.3 (a) above. Any increase in a Member's or Economic Interest Owner's Preference
Contribution Account pursuant to Section 6.3(e) shall not be added to such Member's or Economic Interest Owner's
Capital Account.

6.5	ADJUSTMENT OF PERCENTAGE INTERESTS.  If
additional Capital Contributions are made in accordance with Sections 6.2 and 6.3 above, or in conjunction with the admission of a new Member pursuant to Article 11 of this LLC Agreement, the Percentage Interests of each Member and Economic Interest Owner shall be adjusted to reflect such additional contributions in accordance with the following formula:


(a)  Each Member's and Economic Interest
Owner's Percentage Interest shall be adjusted to the same ratio as the Member's or Economic Interest
Owner's total Capital Contribution (initial Capital
Contribution plus additional Capital Contributions) bears to the total Capital Contributions of all the Members and Economic Interest Owners as of the adjustment date. The adjustment date shall be the date of the expiration of the thirty (30) day period and/or ten (10) day period, as the case may be, set out in Sections 6.2 and 6.3 (a) above or the date a new Member is admitted, as the case may be.

(b) This Percentage Interest adjustment shall be made after every additional Capital
Contribution, whether such additional Capital
Contribution is the result of the admission of a new Member or a call for additional contributions.
 In the event that there is any transfer in whole or in part, of a Member's or Economic Interest
Owner's Percentage Interest in the Company, then the transferee of such Member or Economic Interest
Owner shall stand in the same position as the Member or Economic Interest Owner whose interest they have acquired, unless all of the Members have agreed otherwise.

6.6	INTEREST AND OTHER AMOUNTS.  No Member or
Economic Interest Owner shall receive any interest, salary, or drawing with respect to its Capital
Contributions or its Capital Account or for services rendered to or on behalf of the Company or otherwise in its capacity as a Member or Economic Interest Owner, except as otherwise provided in this LLC Agreement or other agreement approved and ratified by all of the Members between the Company and such Member or Economic
Interest Owner.

6.7	AMENDMENT OF DOCUMENTS.  Except as provided
above or pursuant to a Member's or Economic Interest
Owner's acquisition of an additional Economic Interest as permitted under this LLC Agreement, any adjustments in Percentage Interests and/or Voting Rights shall be effectuated by amending this LLC Agreement and the execution and filing of any other documents required by the Delaware Act.

6.8	LOANS OF MEMBERS.  A Member or Economic
Interest Owner may loan cash or other property to the Company, should additional funds be required, upon such terms as all of the Members with Voting Rights shall agree by an affirmative and unanimous vote or consent.
Loans by any Member or Economic Interest Owner to the Company shall not be considered as contributions to the capital of the Company. Except as otherwise provided in this LLC Agreement, none of the Members or Economic
Interest Owners shall be obligated to make any loan or advance to the Company.

6.9	WITHDRAWAL OF CAPITAL CONTRIBUTION. Except as
otherwise provided in this LLC Agreement, the unanimous affirmative vote or unanimous consent of all of the Members with Voting Rights shall be required to modify, compromise or release the amount and/or character of a Member's or Economic Interest Owner's Capital
Contribution, or any promise made by a Member as consideration for the acquisition of an interest in the Company. Under circumstances requiring the return of any Capital Contribution, no Member or Economic Interest
Owner shall have the right to receive any property of the Company, other than cash, except as may be specifically provided herein.

6.10	KLT LOAN. KLT will make loans to the Company
from time to time pursuant to this Agreement (each such loan a "KLT Loan").


The KLT Loans, which shall be drawn upon by the Company as needed from time to time, shall be in the principal amount of Four Million dollars ($4,000,000.00), shall bear interest at the prime rate as published by the WALL STREET JOURNAL plus three percent (3%) per annum on the principal balance outstanding from time to time which rate shall be adjusted monthly on the first day of each month (the "KLT Loan Interest"), and shall be evidenced by and subject to such other terms and conditions as set forth in a Promissory Note in the form attached hereto as EXHIBIT B. The accrued but unpaid KLT Loan Interest and principal balance of the KLT Loans shall be repaid from distributions of the Company's Net Cash Flow and/or distributions of the Company's assets, which such repayment shall be given priority over any such distributions to the Members or Economic Interest Owners on account of their contributions of capital to the Company.

If KLT fails to make a KLT Loan to the Company as required hereunder, then, until such time that it makes such loan: (i) KLT shall relinquish all Voting Rights, and any right to preferential distributions as described in 8.1(c) below; and (ii) Dobell shall have the right and authority to enter into a purchase and sale agreement on behalf of KLT for the sale of KLT's Economic Interest and Voting Rights (which may be exercised only if the transferee is admitted as a Member as provided in this LLC Agreement); provided, however, that: (A) Dobell shall provide KLT not less than fifteen (15) days notice of its exercise of such right and authority; (B) KLT shall be provided an opportunity to cure such failure to make the KLT Loan within such fifteen (15) days; and (C) the purchase price paid to KLT upon the closing of such purchase and sale agreement shall be payable in cash and shall be an amount equal to or greater than the sum of
(i) all Capital Contributions made by KLT, less any previous returns to KLT of its Capital Contributions,
(ii) KLT's share of any undistributed Net Cash Flow,
(iii) the outstanding balance of any KLT Loans, and (iv) any accrued but unpaid KLT Loan Interest.

Notwithstanding the foregoing, KLT shall not under any circumstances be required to fund a KLT Loan and it shall not relinquish any rights or subject its Economic
Interest and Voting Rights to possible sale if, in KLT's reasonable opinion, it has determined that the operational and financial objectives of the Company
(and/or its business ventures, as the case may be) as set forth in EXHIBIT C, attached hereto, as conditions precedent to such KLT Loan have not been met; PROVIDED, HOWEVER, that KLT shall be obligated to fund a KLT Loan for the purpose of the Company fulfilling its obligations under any severance agreement with a Company employee, irrespective of whether the objectives in EXHIBIT C have been met.

The KLT Loans shall be secured by a first priority lien granted by the Company upon all of its property pursuant to a Security Agreement in the form attached hereto as EXHIBIT D. If KLT so requests, the Company shall execute and deliver to KLT such further collateral documents as KLT may reasonably request from time to time to create and perfect the security interest contemplated by the Security Agreement.


			SECTION 7

			ALLOCATIONS

7.1	NET PROFITS.  After giving effect to the
special allocations set forth in this Article 7, Net
Profits for any fiscal year shall be allocated among the Members and Economic Interest Owners as follows and in the following order of priority:

(a)	First, to the Members and Economic
Interest Owners with negative Adjusted Capital
Account Balances (if any), in the ratio of such negative Adjusted Capital Account Balances, up to the amount necessary to restore all such Adjusted
Capital Account Balances to zero;

(b)	Next, to the Members and Economic
Interest Owners with positive Preference
Contributions Account balances, in the ratio of their respective Preference Contributions Account balances, up to the aggregate amount (if any) necessary so that each such Member or Economic
Interest Owner will have a positive Adjusted
Capital Account Balance in an amount which is not less than its Preference Contributions Account balance;

(c)	Next, to the Members and Economic
Interest Owners in the relative amounts, and up to the aggregate amount (if any), necessary so that the Residual Capital Account Balances of the
Members and Economic Interest Owners will be in the ratio of their respective Percentage Interests; and

(d)	Then, any additional Net Profits shall be
allocated among the Members and Economic Interest
Owners in proportion to their Percentage Interests.

7.2	NET LOSSES.  Net Losses for any fiscal year
shall be allocated among the Members and Economic
Interest Owners as follows and in the following order of priority:

(a)	First, to the Members and Economic
Interest Owners, in the relative amounts, and up to the aggregate amount (if any), necessary so that their Residual Capital Account Balances (if any) will be in the ratio of their respective Percentage
Interests;

(b 	Next, to the Members and Economic
Interest Owners, in the ratio of their Residual
Capital Account Balances, up to the aggregate amount (if any) necessary to reduce such Residual
Capital Account Balances to zero;

(c 	Next, to the Members and Economic
Interest Owners with positive Adjusted Capital
Account Balances, up to the aggregate amount (if any) necessary to reduce such Adjusted Capital
Account Balances to zero; and

(d 	Then, any remaining Losses shall be
allocated among the Members and Economic Interest
Owners in proportion to their Percentage Interests.


7.3	SPECIAL ALLOCATIONS.  The following special
allocations shall be made in the following order:

(a 	Except as otherwise provided in Section
1.704-2(f) of the Regulations, notwithstanding any other provision of this Article 7, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member or Economic
Interest Owner shall be specially allocated items of Company income and gain for such Fiscal year
(and, if necessary, subsequent Fiscal years) in an amount equal to such Member's or Economic Interest
Owner's share of the net decrease in Company
Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member or Economic Interest Owner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections
1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations.
 This Section 7.3(a) is intended to comply with the minimum gain chargeback requirement in Section
1.704-1(f) of the Regulations and shall be interpreted consistently therewith.

(b 	Except as otherwise provided in Section
1.704-1(i)(4) of the Regulations, notwithstanding any other provision of this Article 7, if there is a net decrease in Member Nonrecourse Debt Minimum
Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member or Economic Interest Owner who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's or Economic Interest Owner's share of the net decrease in Member Nonrecourse
Debt Minimum Gain attributable to such Member
Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member or Economic Interest Owner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections
1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations.
 This Section 7.3(b) is intended to comply with the minimum gain chargeback requirement in Section
1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c 	Nonrecourse Deductions for any Fiscal
year shall be specially allocated among the Members and Economic Interest Owners in proportion to their Percentage Interests.

(d 	Any Member Nonrecourse Deductions for any
Fiscal year shall be specially allocated to the Member or Economic Interest Owner who bears the economic risk of loss with respect to the Member
Nonrecourse Debt to which such Member Nonrecourse
Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).


(e 	To the extent an adjustment to the
adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section
1.704-1(b)(2)(iv)(m)(2) or Regulations Section
1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member or Economic Interest Owner in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Member or Economic Interest Owners in accordance with their interests in the Company in the event Regulations Section
1.704-1(b)(2)(iv)(m)(2) applies, or to the Members and Economic Interest Owners to whom such distribution was made in the event Regulations
Section 1.704-1(b)(2)(iv)(m)(4) applies.

7.4	OTHER ALLOCATION RULES.

(a 	The Members and Economic Interest Owners
are aware of the income tax consequences of the allocations made by this Article 7 and hereby agree to be bound by the provisions of this Article 7 in reporting their shares of Company income and loss for income tax purposes.

(b 	For purposes of determining the Net
Profits, Net Losses, or any other items allocable to any period, Net Profits, Net Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by a Majority in Interest using any permissible method under Code Section 706 and the Regulations thereunder.

(c 	Solely for purposes of determining a
Member's or Economic Interest Owner's proportionate share of the "excess nonrecourse liabilities" of the Company, within the meaning of Regulations
Section 1.752-3(a)(3), the Members' and Economic
Interest Owners' interests in Company Net Profits are in proportion to their Percentage Interests.

(d 	To the extent permitted by Section
1.704-2(h)(3) of the Regulations, the Members shall endeavor not to treat distributions of Net Cash
Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt.

7.5	TAX ALLOCATIONS:  CODE SECTION 704(C).  In
accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members and Economic Interest Owners so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 2.1(j)(i) hereof). The Members and Economic Interest Owners hereby agree that the "REMEDIAL ALLOCATION METHOD" described in Regulation
Section 1.704-3(d) shall be used for allocating the disparity between the fair market value of a contributed asset and that asset's adjusted tax basis.


In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 2.1(i)(ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. The Members and Economic
Interest Owners agree that the remedial allocation method described in Regulation Section 1.704-3(d) shall be used for allocating the disparity between the fair market value and adjusted tax basis.

Other than the mandatory use of the remedial allocation method as specified above in this Section 7.5, any elections or other decisions relating to such allocations shall be made by the Management Committee in any manner that reasonably reflects the purpose and intention of this LLC Agreement. Allocations pursuant to this Section 7.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's
Capital Account or share of Net Profits, Net Losses, other items, or distributions pursuant to any provisions of this LLC Agreement.


			ARTICLE 8

	ACCOUNTING, DISTRIBUTIONS AND TAXES

8.1	DISTRIBUTION OF NET CASH FLOW.  Within thirty
(30) days after the close of each fiscal year and with the affirmative vote or consent of a Majority in Interest, or more frequently upon the unanimous affirmative vote or unanimous consent of all Members with Voting Rights (except for the distribution set forth in Section 8.1(a), which shall be made without the need for any vote), the Net Cash Flow of the Company shall be distributed to the Members and Economic Interest Owners as follows:

(a 	First, PRO RATA on a quarterly basis to
the Members and Economic Interest Owners, in accordance with their respective Percentage
Interests, an amount of Net Cash Flow sufficient for the Members and Economic Interest Owners to satisfy the aggregate federal, state and local tax liabilities of the Members and Economic Interest
Owners incurred with respect to the taxable income of the Company during the preceding calendar quarter.

(b 	Second, to KLT for repayment of any
accrued but unpaid KLT Loan Interest and then for repayment of any outstanding principal balance of the KLT Loans;

(c 	Third, to the Members and Economic
Interest Owners with positive Preference
Contribution Account balances in proportion to their respective Preference Contribution Accounts balances, up to the amount necessary to reduce all such Preference Contribution Account balances to zero;


(d 	Fourth, to KLT until such distributions,
together with all prior distributions of Net Cash
Flow and/or of the Company's assets, including amounts distributed as repayments of KLT Loans, KLT
Loan Interest and returns of KLT's Capital
Contributions are such that KLT has received an Internal Rate of Return of twenty-five percent
(25%) on all of its Capital Contributions and KLT
Loans as such amounts are outstanding from time to time; and

(e 	The balance, if any, to the Members and
Economic Interest Owners in proportion to their Percentage Interests; provided, however, that the amount distributable to KLT under this Section
8.1(d) shall be credited by the amounts distributed to KLT pursuant to Section 8.1(c).

For purposes of this LLC Agreement, KLT's "Internal
Rate of Return" shall be the pretax annualized percentage discount rate at which the present value of all of KLT's
Capital Contributions and KLT Loans equal the present value of the sum of all distributions of Net Cash Flow and/or of the Company's assets, including amounts distributed as repayments of KLT Loans, KLT Loan Interest and returns of KLT's Capital Contributions. The determination of KLT's Internal Rate of Return shall be made by KLT at the end of each quarter of the Company's fiscal year, or more frequently if required to determine the rights and obligations of the parties under this LLC
Agreement, and certified by KLT to the Manager.

Notwithstanding the foregoing, no distributions shall be made unless, after distribution is made, the assets of the Company are in excess of its liabilities, except amounts payable to Members or Economic Interest
Owners on account of Capital Contributions.

8.2	ACCOUNTING. The fiscal and tax year of the
Company shall be the calendar year. For tax purposes, the records of the Company shall be maintained on an accrual method of accounting. The books of account of the Company shall be kept and maintained at all times at the principal place of business of the Company. Each Member shall have the right at all reasonable times during usual business hours to audit, examine and make copies of or extracts from the books of account of the Company, and a list of the names and addresses of all of the Members and Economic Interest Owners. Such right may be exercised through any agent of such Member. Each Member shall bear all expenses incurred in any examination made for its account.

As soon as reasonably practicable after the end of each calendar quarter, the Manager shall furnish each Member and Economic Interest Owner with an interim balance sheet, statement of profit and loss, and statement of cash receipts and disbursements of the Company, each prepared in accordance with generally accepted accounting principles and reviewed by the Company's independent certified public accountants. As soon as reasonably practicable after the end of each fiscal and tax year, the Manager shall furnish each Member and Economic Interest Owner with: (i) a balance sheet of the Company as of the last day of such fiscal or tax year, a statement of profit or loss of the Company for such year, and a statement of cash receipts and disbursements, each prepared in accordance with generally accepted accounting principles and reviewed by the Company's independent certified public accountants; (ii) a statement showing the amounts allocated to or allocated against such Member and Economic Interest Owner pursuant to Article 7 of this LLC Agreement during or in respect of such year, and any items of income, deduction, credit, or loss allocated to them; and (iii) a copy of the federal income tax return of the Company.


8.3	TAX ELECTIONS.  Upon the affirmative vote or
consent of a Majority in Interest, the Tax Matters Member shall make any tax election for the Company allowed under the Internal Revenue Code of 1986, as amended, including, without limitation, elections to cause the basis of Company property to be adjusted for federal income tax purposes as provided by Section 734 and 743 of the Internal Revenue Code of 1986, as amended, pursuant to the transfer of an Economic Interest or the death of or distribution of property to a Member or Economic Interest
Owner.

8.4	TAX MATTERS MEMBER.  KLT is hereby designated
as the Tax Matters Member of the Company pursuant to applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. If KLT ceases to be a Member, its status as Tax Matters Member shall cease, and a successor Tax Matters Member shall be as chosen by the affirmative vote or consent of a Majority in Interest


			ARTICLE 9

	REPRESENTATIONS AND WARRANTIES

9.1	IN GENERAL.  As of the date hereof, each
Member (each a "Representing Party") makes each of the following representations and warranties applicable to such Member:

(a 	If such Representing Party is a
corporation, partnership, trust, limited liability company, limited liability partnership or any other legal entity, it is duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the power and authority as an entity to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Representing
Party is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Representing Party has the power and authority as an entity to execute and deliver this LLC Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this LLC Agreement has been duly authorized by all necessary actions of the Representing Party entity. This LLC Agreement constitutes the legal, valid, and binding obligation of such Representing Party.


(b 	Neither the execution, delivery, and
performance of this LLC Agreement nor the consummation by such Representing Party of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Representing Party,
(ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement, certificate of formation, articles of organization, or other formation and operating documents of such Representing Party, or of any material agreement or instrument to which such Representing Party is a party or by which such Representing Party is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization or approval under any indenture, mortgage, lease agreement, or instrument to which such Representing Party is a party or by which such Representing Party is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Representing Party.

(c 	Any registration, declaration or filing
with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Representing Party under this LLC Agreement or the consummation by such Representing Party of any transaction contemplated hereby has been completed, made or obtained on or before the effective date of this LLC Agreement.

(d 	There are no actions, suits, proceedings
or investigations pending or, to the knowledge of such Representing Party, threatened against or affecting such Representing Party or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined
(or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Representing Party's ability to perform its obligations under this LLC Agreement or to have a material adverse effect on the consolidated financial condition of such
Representing Party; and such Representing Party has not received any currently effective notice of any default, and such Representing Party is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Representing Party's ability to perform its obligations under this LLC
Agreement or to have a material adverse effect on the consolidated financial condition of such Representing Party.

(e 	Such Member is acquiring its interest in
the Company based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this LLC
Agreement will be based upon its own investigation, analysis and expertise. Such Member's acquisition of its interest in the Company is being made for its own account for investment, and not with a view to the sale or distribution thereof.

			ARTICLE 10

			TRANSFERABILITY


10.1	GENERAL.  Except as otherwise specifically
provided in this LLC Agreement, neither a Member nor an Economic Interest Owner shall have the right without the unanimous affirmative vote or unanimous consent of all of the remaining Members with Voting Rights to sell, assign, encumber, pledge, hypothecate, transfer, exchange, distribute or otherwise transfer for consideration, gift, bequeath, distribute or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) (each such action a "Transfer") all or part of its interest in the Company.
 The transfer of the Economic Interest of a Bankrupt
Member or Economic Interest Owner shall be governed by Sections 12.4 and 12.5 below.

Notwithstanding the foregoing restriction, Dobell, with the prior written consent of KLT in each instance, may from time to time: (i) transfer all or a part of his Economic Interest, but not his Voting Rights, to his spouse or descendants or a custodian for his spouse or descendants or to a grantor trust described in Section
676 of the Code; or (ii) grant purchase options in his Economic Interest, but not his Voting Rights, to one or more managers or consultants employed or engaged by the Company or a business venture which the Company has invested in, upon such terms and conditions as he deems reasonable; provided, however, that each such option will provide that the option will lapse upon the manager's or consultant's termination of employment or engagement with the Company or such business venture, and that if the option is exercised Dobell and the transferee of his Economic Interest will comply with the terms of Section
10.2(c) below with respect to the Economic Interest transferred. If such terms are not complied with for any such transfer, Dobell shall relinquish all of his Voting
Rights until such time that he cures such non-compliance to the reasonable satisfaction of the Manager. If Dobell transfers an Economic Interest to or for the benefit of a spouse or descendants or to a grantor trust, or if an option granted to a manager or consultant is exercised, the Economic Interest so transferred will remain subject to KLT's rights as provided in Sections 10.3 and 10.5 below.

In the event Dobell transfers any part of his Economic Interest to or for the benefit of a spouse or descendants or to a grantor trust or grants any purchase options in compliance with the terms set forth above, whether or not exercised, except as otherwise provided in this LLC Agreement, Dobell shall retain all his Voting
Rights.

Any purported Transfer of any interest in the Company in contravention of this LLC Agreement shall be null and void and of no force or effect.

10.2	RIGHT OF FIRST OFFER.


(a 	If a Member or Economic Interest Owner
(collectively the "Selling Member") desires to sell
all or any portion of its Economic Interest
(excepting the transfer of the Economic Interest of
a Bankrupt Member or Economic Interest Owner, which
shall be governed by Sections 12.4 and 12.5 below),
the Selling Member shall give written notification
to the remaining Members, by certified mail or
personal delivery, of its intention to so transfer
such Economic Interest.  The notice shall be
accompanied by a description of the amount of the
Selling Member's Economic Interest which it desires
to sell or transfer, described as a percentage
interest of all of the Economic Interests of the
Company, and a cash price at which the Selling
Member is willing to sell such portion of its
Economic Interest.   The Members which elect to
exercise this right of first offer (the "Purchasing
Members") shall have the right to purchase on a pro rata basis determined with reference to the relationship of each respective Purchasing Member's
Percentage Interest to the total Percentage
Interests of all of the Purchasing Members, unless a different allocation is agreed upon by such Members, all (but not less than all) of the Economic Interest proposed to be sold by the Selling Member by giving written notification to the Selling Member of their intention to do so within forty-five (45) days after receiving the Selling Member's written notice. The failure of the Purchasing Members to so notify the Selling Member of their desire to exercise this right of first offer within said forty-five (45) day period shall result in the termination of the right of first offer and the Selling Member shall be entitled to consummate the sale of its Economic Interest in the Company subject of such notice to any Person at any time within one hundred eighty (180) days after such forty-five (45) day period upon such terms as the Selling Member dictates and at a price which is not less than the cash price set forth in such notice. If the Selling Member fails to consummate a sale of its Economic Interest subject of such notice at or above stated cash price within such one hundred eighty (180) day period, then it must again comply with all of the terms and provisions of this Section 10.2 before transferring any portion of such Economic Interest.

(b 	If the Purchasing Members give written
notice to the Selling Member of their desire to exercise a right of first offer as provided above, the Purchasing Members shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within sixty (60) days after the date of the Purchasing
Members' notice of their exercise of the right of first offer. At the closing of such purchase, the Purchasing Members shall pay in cash or cash equivalents the entire purchase price for such Economic Interest.

(c   In the event of the Transfer of a Selling
Member's Economic Interest in the Company, and as a condition to recognizing the effectiveness and binding nature of any such Transfer, the Manager may require the Selling Member and the purchaser, donee or successor-in-interest of such Economic
Interest, as the case may be, to execute, acknowledge, and deliver to the Manager such instruments of transfer, assignment, and assumption and such other certificates, representations, and documents, and to perform all the other acts that the Manager may deem necessary or desirable to:

(i)  Constitute such purchaser, donee or
successor-in-interest as an owner of an
Economic Interest in the Company;

(ii)  Confirm that the Person desiring to
acquire an Economic Interest in the Company has accepted, assumed, and agreed to be subject and bound by all of the terms, obligations and conditions of this LLC
Agreement, as the same may have been further amended;


(iii)  Preserve the Company after the
completion of such Transfer under the laws of each jurisdiction in which the Company is qualified, organized, or does business;

(iv)  Maintain the status of the Company
as a partnership for federal and state income tax purposes; and/or

(v)  Assure compliance with any and all
applicable state and federal laws including securities laws and regulations.

(d   Any purchaser, donee or successor-in-
interest of an Economic Interest shall be required to make additional Capital Contributions to the same extent as its predecessor in interest would have been required to make.

(e   Any Transfer of an Economic Interest in
the Company shall be deemed effective as of the last day of the calendar month in which all the requirements of this Article 10 are complied with.
The Selling Member agrees, upon request of the Management Committee, to execute such certificates or other documents and perform such other acts as may be reasonably requested by the Management
Committee from time to time in connection with such Transfer.

(f   The Selling Member hereby indemnifies the
Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, attorneys' fees and tax liabilities or loss of tax benefits) arising directly or indirectly from any transfer or purported transfer in violation of this Article 10.

(g  	If the Selling Member fails to comply
with any of the terms and conditions set forth above, including, without limitation assignment of its Economic Interest to the Purchasing Members pursuant to their exercise of the right of first offer as provided above, then such Purchasing
Members may enforce the Selling Member's obligation by an action for specific performance.

10.3	DOBELL PUT OPTION.

(a 	If after the fifth anniversary date of
this LLC Agreement, Dobell desires to sell all of his Economic Interest (including the Economic
Interests transferred by Dobell to permitted transferees under this Agreement), he shall have the option to submit to KLT a written notice setting forth his offer to sell for cash all of his Economic Interest and Voting Rights at a purchase price determined by multiplying the Fair Market
Value of the Company (determined as provided in Section 10.3(e) below) by his Percentage Interest.


(b 	KLT shall by written notice to Dobell,
within thirty (30) days of delivery of Dobell's offer, either accept Dobell's offer to sell all of his Economic Interest and Voting Rights to KLT, or alternatively elect to exercise KLT's option to sell all of KLT's Economic Interest and Voting
Rights, together with those of Dobell (free of any options therein granted by Dobell) and any manager, descendant, custodian or trustee to which Dobell has transferred any part of his Economic Interest as provided for in Section 10.1 above, for a purchase price determined by multiplying the Fair
Market Value of the Company multiplied by the Percentage Interests associated with such Economic
Interests and Voting Rights so sold.

(c 	KLT shall make such an election by
providing written notice of such election to Dobell within thirty (30) days of Dobell's delivery of his offer as provided in Section 10.3(a). If KLT elects to accept Dobell's offer, the closing date for KLT's purchase of Dobell's Economic Interest and Voting Rights shall occur on the tenth (10th) business day following KLT's notice to Dobell of its election to accept his offer. At the closing, Dobell (and his permitted transferees, if any) shall execute, acknowledge and deliver to KLT such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and perform all other acts that KLT deems necessary or desirable to transfer Dobell's
(and his permitted transferees, if any) Economic
Interest and Voting Rights to KLT, free and clear of all liens, claims and encumbrances, and KLT shall deliver to Dobell (and to his permitted transferees in accordance with their respective
Economic Interests) payment in cash of the purchase price for his Economic Interest and Voting Rights.

(d 	If KLT elects to exercise its option to
sell all of the Economic Interests and Voting
Rights of KLT, Dobell and Dobell's transferees, KLT shall have the authority to enter into a purchase and sale agreement on behalf of Dobell and his permitted transferees either for the sale of such Persons' Economic Interests and Voting Rights or for the sale of all of the properties and assets of the Company, for the Fair Market Value of the Company and upon such other terms and conditions as KLT deems appropriate, such agreement to be entered into not later than one hundred eighty (180) days after the date of KLT's notice to Dobell electing such option. If such agreement is not closed within two hundred seventy (270) days after the date of such notice, KLT shall be required to purchase Dobell's Economic Interest and Voting
Rights pursuant to the Fair Market Value. If KLT sells all of such Economic Interests and Voting
Rights or the assets and properties of the Company pursuant to this Section 10.3, then each of the Members and Economic Interest Owners will receive a portion of the sales proceeds, net of costs of sale, determined with reference to Section 12.7 below. Each Member and Economic Interest Owner agrees to execute, acknowledge and deliver such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and perform all other acts that KLT deems necessary or desirable to transfer the Member's or Economic Interest Owner's Economic
Interests and Voting Rights or provide for the sale by the Company of the Company's assets and properties, pursuant to this Section 10.3.


(e 	For purposes of this Section 10.3 (and,
if necessary, Sections 10.4 and 10.5), the "Fair
Market Value" of the Company shall be the amount determined in good faith by Dobell and as stated in his written notice setting forth his offer to sell his Economic Interest and Voting Rights as provided in Section 10.3(a); provided, however, that if within thirty (30) days of Dobell's delivery of such offer, KLT provides notice to Dobell of its disagreement with such Fair Market Value, KLT and Dobell shall, prior to the expiration of such thirty (30) day period, agree upon a mutually acceptable Fair Market Value for purposes of this
Section 10.3.  If KLT and Dobell are unable to
agree upon a fair market value within such period of time, the Fair Market Value shall be determined by an appraiser ("the ""ppraiser") agreed to by parties. If the parties cannot agree upon an appraiser, then KLT and Dobell each shall select one appraiser to perform a separate appraisal of the Company's fair market value. If the two appraisals differ by less than ten percent (10%) of the lower appraised value, the average of the two appraisals shall be used as the Fair Market Value.
 If the two appraisals differ by more than ten percent (10%), the two appraisers selected shall select a third appraiser, which third appraiser shall select one of the two previously prepared appraisals which he or she believes is closest to the actual fair market value of the Company, which amount shall thereafter constitute the Fair Market
Value to be used in this Section 10.3. The costs of such appraisals shall be shared equally between the parties. Any time limitations imposed upon a party to make any election under this Section 10.3 shall be stayed during such determination.

10.4	CHANGE OF CONTROL.

(a 	Notwithstanding anything to the contrary
herein, if either: (i) a Person not a party to this Agreement acquires beneficial ownership of more than fifty percent (50%) of the outstanding shares of voting stock of Kansas City Power & Light
Company (AKCPL") with the ability to vote such beneficial ownership to direct the affairs of KCPL;
or (ii) a majority of KCPL management's slate of candidates for directors of KCPL are not elected at any KCPL shareholder meeting called for such purpose; Dobell shall have the option to purchase, or cause to be purchased, for cash at the closing
KLT's entire Economic Interest and Voting Rights.
 Such option shall be exercised by Dobell's notice to KLT within nine (9) months following the completion of any such merger or acquisition of KCPL or election of directors, with the closing of such purchase to occur within sixty (60) days after date of such notice.

(b 	The purchase price for KLT's Economic
Interest and Voting Rights shall be an amount equal to the higher of:

(1)	The Fair Market Value of the Company
(determined in accordance with Section
10.3(e)) multiplied by KLT's Percentage
Interest; and


(2)	The sum of: (i) all Capital
Contributions made by KLT to the Company, the accrued but unpaid KLT Loan Interest, the outstanding principal balance of the KLT
Loans, and the amount of any Net Profits allocated to KLT's Capital Account; and (ii) an amount which shall allow KLT to receive an Internal Rate of Return (determined as provided in Section 8.1 above) of fifteen percent (15%) on all of its Capital
Contributions and KLT Loans as such amounts are outstanding from time to time, if the closing as provided above occurs before the first anniversary date of this LLC Agreement.
 If the closing as provided above occurs after the first anniversary date of this LLC
Agreement, the purchase price shall be
determined as so provided except so as to allow KLT to receive an Internal Rate of Return of twenty-five percent (25%) on all of its Capital Contributions and KLT Loans.

PROVIDED, HOWEVER, that until the second anniversary of this Agreement, subsection (b)(1), above, shall not be effective. At the closing, KLT shall execute, acknowledge and deliver to Dobell such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and perform all other acts that Dobell deems necessary or desirable to transfer KLT's Economic Interest and Voting
Rights to Dobell, free and clear of all liens, claims and encumbrances and Dobell shall deliver to KLT payment in cash of the purchase price for KLT's
Economic Interest and Voting Rights as determined above. Dobell shall have the right to cause the incorporation of the Company (with stock in the corporation issued according to the relative
Economic Interest owned by the Members and Economic
Interest Owners) in conjunction with the closing of the purchase of KLT's Economic Interest and Voting
Rights pursuant to this Section 10.4; provided, however, that such incorporation does not cause any material adverse tax consequences to KLT, such determination which shall be made by KLT in its sole and absolute discretion.

10.5	KLT'S OPTION TO PURCHASE.

(a 	KLT and Dobell each acknowledge that on
or after the effective date of this LLC Agreement, the Company and Dobell will enter into an employment agreement providing for the Company's employment of Dobell. If Dobell's employment with the Company is terminated for cause or by Dobell's voluntary act, pursuant to the terms of such employment agreement, then KLT shall have the option to purchase for cash all of Dobell's
Economic Interest and Voting Rights and all of the Economic Interests (and Voting Rights, if any) of any permitted transferee to which Dobell has transferred any part of his Economic Interest as provided in Section 10.1 above.

(b 	If KLT elects to exercise its option as
provided in this Section 10.5, within thirty (30) days after the termination of Dobell's employment, KLT shall provide Dobell notice of such election, with a copy to each of his transferees, which shall set forth a cash purchase price for the Economic
Interests and Voting Rights to be purchased determined by multiplying the fair market value of the Company by the Percentage Interests to be purchased, and a date for closing such purchases which shall not be more than thirty (30) days after the date of such notice. If Dobell disagrees with the fair market value determined by KLT, then
Dobell and KLT shall arrive at a mutually acceptable Fair Market Value as provided in Section
10.3(e) above.


(c 	At the closing, Dobell and each of his
transferees shall execute, acknowledge and deliver to KLT such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and perform all other acts that KLT deems necessary or desirable to transfer his Economic Interest and Voting Rights, and his transferee's Economic Interests and Voting
Rights, if any, to KLT free and clear of all liens, claims, options and encumbrances, and KLT shall deliver to Dobell and his transferees payment in cash of the purchase price for the Economic
Interests and Voting Rights purchased.

10.6	TRANSFEREE NOT MEMBER IN ABSENCE OF CONSENT.
 Notwithstanding anything contained in this LLC Agreement to the contrary, if all of the remaining Members with Voting Rights do not by unanimous affirmative vote or unanimous consent approve of the proposed Transfer of a Member's or Economic Interest Owner's Economic Interest in the Company to a transferee or donee who is not a Member immediately before the Transfer and the admission of such transferee as a Member as provided in Article 11 below, the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company, including, without limitation, any rights to appoint representatives to the Management Committee, or to become a Member. Subject to the satisfaction of the requirements of Section 10.2 above, the transferee or donee shall be merely an Economic Interest Owner. Furthermore, except as agreed upon by all of the remaining Members or as otherwise provided in this LLC Agreement or the Delaware Act, upon a Member's transfer of its entire Economic Interest, such Member's rights to participate in the management and affairs of the Company, including, without limitation, its Voting Rights, and any rights to appoint representatives to the Management Committee, shall cease.

			ARTICLE 11

ADMISSION OF SUCCESSOR MEMBERS OR NEW MEMBERS

11.1	ADMISSION OF SUCCESSOR MEMBERS OR NEW MEMBERS.
 A Person, including a transferee or donee of a Member or other Person owning an Economic Interest, shall be deemed admitted as a Member of the Company only upon the satisfactory completion of the following:

(a)	All of the Members or remaining Members
with Voting Rights, as the case may be, shall have consented to the admission of the Person as a Member of the Company and, in the case of a new
Member, all of the Members with Voting Rights shall have consented to the amount and character of the proposed Capital Contribution of such new Member.

(b)	The Person shall have accepted and agreed
to be bound by the terms and provisions of this LLC
Agreement and such other documents or instruments as the Management Committee may require.

(c)	The Person shall have executed a
counterpart of this LLC Agreement to evidence the consents and agreements above, and any changes in the Certificate of Formation of the Company and this LLC Agreement shall have been executed and filed as deemed necessary by the Management
Committee.


(d)	If the Person is a corporation,
partnership, limited liability company, trust, association or other entity, the Person shall have provided the Management Committee with evidence satisfactory to counsel for the Company of its authority to become a Member under the terms and provisions of this LLC Agreement.

(e)	If required by the Management Committee,
counsel for the Company or a qualified counsel for the transferee or donee or new Member, which counsel shall have been approved of by the Members, shall have rendered an opinion to the Members that the admission of the Person as a Member is in conformity with the Delaware Act and that none of the actions in connection with the admission will cause the termination or dissolution of the Company or will adversely affect its classification as a partnership for federal and state income tax purposes.

(f)	The Person, as required by the Management
Committee, shall have paid all reasonable legal fees of the Company and the Members and filing costs in connection with its admission as a Member.

11.2	FINANCIAL ADJUSTMENTS.  No new Members shall
be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company.
The Company may, at its option, at the time a Member is admitted, close the Company's books (as though the Company's tax year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

			ARTICLE 12

TERM. TERMINATION. AND DISTRIBUTION UPON LIQUIDATION

12.1	TERM.  The term of the Company shall commence
on the date the Certificate of Formation for the Company is filed in the Office of the Delaware Secretary of State in accordance with the Delaware Act and shall continue until December 31, 2046, unless earlier dissolved by the unanimous written consent of all of the Members with Voting Rights, or the provisions of the Certificate of Formation, this LLC Agreement or the Delaware Act.

12.2	WITHDRAWAL OF A MEMBER.  A Member may
withdraw, retire or resign from the Company at any time upon giving ninety (90) days prior written notice of such withdrawal to the remaining Members; provided, however, that absent the approval of such withdrawal by the affirmative vote or consent of a Majority in Interest of the remaining Members within such ninety (90) day notice period, such a withdrawal shall be deemed a breach of this LLC Agreement allowing the Company to recover from the withdrawing Member damages for such breach as reasonably determined by the remaining Members, including, without limitation, attorneys' fees, and offset such damages against the amounts otherwise distributable to the withdrawing Member.


Subject to the remaining provisions of this LLC
Agreement, upon the withdrawal of a Member, the withdrawing Member shall be entitled to the fair market value of its Economic Interest, which amount shall be equal to the sum of the withdrawing Member's Percentage
Interest of both (i) the Company's Net Profits or Net
Losses for the year in which the withdrawal occurs through the date of the withdrawal (less any distributions of Net Cash Flow made to the withdrawing
Member through the date of such withdrawal); and (ii) the value of the Company's assets, net of the Company's debts, liabilities and obligations; less any deficit balance in the withdrawing Member's Capital Account, such consideration which the Company shall pay in cash at the closing, which closing shall be within thirty (30) days of the date such purchase price is determined at such time and place as designated by the Company. For purposes of this determination, the value of the Company's assets, other than cash, certificates of deposit and other instruments the value of which are readily ascertainable, shall be determined with reference to the fair market value of such assets as determined by the Company's regularly employed independent certified public accountant, which determination shall be final, binding and conclusive upon all parties.

Notwithstanding the foregoing, if such withdrawal is deemed to be a breach of this LLC Agreement as provided above, then the amount to which the withdrawing
Member is entitled for its Economic Interest shall not include any amount attributable to the goodwill of the Company and shall be reduced by an amount equal to any damages attributable to such breach as described above.

12.3	EVENTS OF DISSOLUTION.  Unless the
continuation of the Company's business is approved by the affirmative vote or consent of a Majority in Interest of the remaining Members within ninety (90) days of an event of withdrawal, the Company shall immediately dissolve.
 An event of withdrawal shall include:

(a 	The withdrawal, retirement or resignation
of a Member absent the approval of the remaining
Members and the failure to purchase a withdrawing
Member's Economic Interest as provided in Section
12.2 above;

(b 	In the case of a Member that is a natural
person, the death or insanity of a Member or the entry by a court of competent jurisdiction adjudicating a Member incompetent to manage his person or his estate;

(c 	A Member becoming a Bankrupt Member (as
defined in Section 12.4 below);

(d 	In the case of a Member that is a trust,
the termination of the trust or the distribution of such trust's entire interest in the Company, but not merely the substitution of a new trustee;

(e 	In the case of a Member that is a general
or limited partnership, the dissolution and commencement of winding up of such partnership or a distribution of its entire interest in the Company;


(f 	In the case of a Member that is a
corporation, the filing of articles of dissolution, or their equivalent, for the corporation or revocation of its charter or its distribution of its entire interest in the Company;

(g 	In the case of a Member that is an
estate, the distribution by the fiduciary of the estate's entire interest in the Company;

(h 	In the case of a Member that is a limited
liability company, the filing of a certificate of cancellation or articles of dissolution or termination, or their equivalent, for the limited liability company or a distribution of its entire interest in the Company;

(i 	December 31, 2046;

(j 	The unanimous affirmative vote or
unanimous consent by all of the Members with Voting Rights to dissolve, wind up and liquidate the Company;

(k 	The happening of any other event
that makes it unlawful or impossible to carry on the business of the Company; or

(l 	Any event which causes there to be
only one (1) Member.

Except as otherwise provided in this LLC Agreement or the Delaware Act, upon the occurrence of an event of withdrawal as described in subsection (a) through (h) above, the Member subject of such an event shall cease to be a Member and shall thereafter be an Economic Interest
Owner. An event of withdrawal shall not include a Transfer of a Member's interest pursuant to Article 10 above.

12.4	BANKRUPTCY OF A MEMBER.  A "Bankrupt Member"
shall mean any Member or Economic Interest Owner who:

(a 	makes an assignment for the benefit of
its creditors;

(b 	files a voluntary petition in bankruptcy;

(c 	files a petition or answer seeking for
itself any reorganization, arrangement,
composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of such nature;

(d 	seeks, consents or acquiesces in the
appointment of a trustee, receiver or liquidator of the Member or Economic Interest Owner or of all or any substantial part of its property; or


(e 	is the subject of any proceeding seeking
reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, and one hundred twenty (120) days after commencement of such proceeding, the proceeding has not been dismissed; or without the Members' or Economic
Interest Owners' consent or acquiescence has had a trustee, receiver or liquidator appointed for itself or for a substantial part of its property and the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

12.5	OPTION TO PURCHASE.  The remaining Members
shall have the option to purchase the Economic Interest and Voting Rights, if any, of a Bankrupt Member for the purchase price determined and paid in accordance with the methodology, terms and conditions provided in Section
12.2 above for the purchase of a withdrawing Member's interest; provided, however, that no discounts shall be made to the purchase price for any deemed breach of the LLC Agreement. If the remaining Members do not elect to acquire all of the Bankrupt Member's interest, the interest shall be transferred in accordance with Article
10 above, or if not transferred, retained by the Bankrupt
Member. If the remaining Members exercise their option hereunder and the Bankrupt Member fails to assign its interest in the Company at the time and place fixed for closing, then the remaining Members may enforce the obligation of the Bankrupt Member by an action for specific performance.

12.6	CESSATION OF BUSINESS.  In the event of the
occurrence of any event effecting the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until the Manager has filed a certificate of cancellation in the office of Delaware Secretary of State or until a decree terminating the Company has been entered by a court of competent jurisdiction.

12.7	WINDING UP. LIQUIDATION. AND DISTRIBUTION OF
ASSETS. Upon dissolution, an accounting shall be made of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution and the Manager shall immediately proceed to wind up the affairs of the Company. If the Company is dissolved and its affairs are to be wound up, the Manager shall:

(a)	Collect and sell or otherwise liquidate
all of the Company's assets as promptly as practicable (except to the extent all of the Members by an affirmative and unanimous vote or consent may determine to distribute any assets to the Members and Economic Interest Owners in kind);

(b)	Allocate any Net Profits or Net Losses
resulting from such sale or other disposition of the Company's assets to the Members' and Economic
Interest Owners' Capital Accounts in accordance with Section 2.1(b) above;


(c)	Discharge all debts, liabilities and
obligations of the Company, including those to Members and Economic Interest Owners who are creditors, including KLT to the extent any KLT Loan
Interest or KLT Loan remains unpaid, to the extent otherwise permitted by law, other than debts, liabilities and obligations to Members and Economic
Interest Owners for distributions, and establish such reserves as the Management Committee may deem reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owners, the amounts of such reserves shall be deemed to be an expense of the Company);

(d)	Distribute the remaining assets to the
Members and Economic Interest Owners either in cash or in kind, with any assets distributed in kind being valued for this purpose at their fair market value, as follows and in the following order of priority:

(i) First, to the Members and Economic
Interest Owners with positive Preference
Contribution Account balances, in proportion to their respective Preference Contribution
Account balances, up to the amount necessary to reduce all such Preference Contribution
Account balances to zero;

(ii)	Second, to KLT until such
distributions, together with all prior
distributions of Net Cash Flow and/or of the Company's assets,including amounts distributed as repayments of KLT Loans, KLT Loan Interest and returns of KLT's Capital Contributions, are such that KLT has received an Internal
Rate of Return (determined as provided in Section 8.1 above) of twenty-five percent
(25%) on all of its Capital Contributions and KLT Loans as such amounts are outstanding from time to time; and

(iii) The balance, if any, to the Members and Economic Interest Owners in proportion to their Percentage Interests; provided, however, that the amount distributable to KLT under this Section 12.7(d)(iii) shall be credited by the amounts distributed to KLT pursuant to
Section 12.7(d)(ii).

If any assets of the Company are to be distributed in kind, the fair market value of those assets as of the date of dissolution, other than cash, certificates of deposit and other instruments the value of which are readily ascertainable, shall be as determined as provided in Section 12.2 above.
Those assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of this LLC Agreement to reflect such deemed sale;

(e)	Upon completion of the winding up,
liquidation and distribution of the assets, the Company shall be deemed terminated; and

(f)	The remaining Members shall comply with
any applicable requirements of the Delaware Act pertaining to the winding up of the affairs of the Company and the final distribution of its assets.


12.8	CERTIFICATE OF CANCELLATION.  When all debts,
liabilities, and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets have been distributed to the Members and Economic Interest Owners, the Manager shall execute a certificate of cancellation setting forth the information required by the Delaware Act and shall be delivered to the Delaware Secretary of State.

12.9	RETURN OF CONTRIBUTION NONRECOURSE TO OTHER
MEMBERS. Except as provided by law or as expressly provided in this LLC Agreement, upon dissolution, each Member and Economic Interest Owner shall look solely to the assets of the Company for the return of its Capital
Contributions. If the Company assets remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital
Contributions of the Members and Economic Interest
Owners, the Members and Economic Interest Owners shall have no recourse against any other Member or Economic
Interest Owner.


			ARTICLE 13

		MISCELLANEOUS PROVISIONS

13.1	WAIVER OF RIGHT OF PARTITION.  It is
specifically agreed that no Member or Economic Interest
Owner shall have the right to ask for partition of the assets owned or hereafter acquired by the Company, nor shall any such Member or Economic Interest Owner have the right to any specific assets of the Company on the liquidation or winding up of the Company, except as may be specified by a Majority in Interest.

13.2	NOTICES.  Except as otherwise provided in this
LLC Agreement, any notice required or permitted herein shall be in writing and shall be deemed to have been delivered, whether actually received or not, two (2) calendar days after being deposited in the United States mail, by registered mail, return receipt requested, postage prepaid, addressed to the party entitled thereto at the last address of such party provided by such party to the Company. Any notice to the Company shall be sent to the Company's principal place of business.

13.3	GOVERNING LAW.  This LLC Agreement has been
made and executed in accordance with the Delaware Act and is to be construed, enforced, and governed in accordance therewith and with the laws of the State of Delaware.
The parties agree that all actions or proceedings arising directly or indirectly from this Operation Agreement shall be commenced and litigated only in the Circuit
Court of Jackson County, Missouri, or the United States
District Court of Missouri, Western District, located in
Kansas City, Missouri. The parties hereby consent to the jurisdiction over them of the Circuit Court of Jackson
County, Missouri, or the United States District Court of
Missouri, in all actions or proceedings arising directly or indirectly from this LLC Agreement.

13.4	ENTIRE AGREEMENT. Except as otherwise provided
herein, this LLC Agreement together with the recitals and Exhibits hereto, each of which are incorporated herein, constitutes the entire agreement among the Members on the subject matter hereof and may not be changed, modified, amended, or supplemented except in writing, signed by all of the Members. All other oral or written agreements, promises, and arrangements in relation to the subject matter of this LLC Agreement are hereby rescinded.


13.5	BINDING AGREEMENT.  Subject to the
restrictions and encumbrances set forth herein, the terms and provisions of this LLC Agreement shall be binding upon, be enforceable by and inure to the benefit of the Members, Economic Interest Owners and their respective heirs, executors, administrators, personal representatives, successors, and assigns.

13.6	INTERPRETATION.  The descriptive headings
contained in this LLC Agreement are for convenience only and are not intended to define the subject matter of the provisions of this LLC Agreement and shall not be resorted to for interpretation thereof.

13.7	SEVERABILITY.  If any provision of this LLC
Agreement or the application thereof to any individual or entity or circumstance shall be invalid or unenforceable to any extent, the remainder of this LLC Agreement and the application of such provisions to other individuals or entities or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

13.8	WAIVER.  No consent or waiver, express or
implied, by any Member or Economic Interest Owner to or of any breach or default by any other Member or Economic
Interest Owner in the performance by such other Member or Economic Interest Owner of its obligations under this LLC
Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member or Economic Interest
Owner of the same or any other obligations hereunder. The failure on the part of any Member or Economic Interest
Owner to complain of any act or failure to act of any of the other Members or Economic Interest Owners or to declare any of the other Members or Economic Interest
Owners in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member or Economic Interest Owner of its rights under this LLC
Agreement.

13.9	EQUITABLE REMEDIES.  The rights and remedies
of any of the Members or Economic Interest Owners hereunder shall not be mutually exclusive. Each of the Members and Economic Interest Owners confirms that damages at law may be an inadequate remedy for a breach or threatened breach of this LLC Agreement and agrees that in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member or Economic Interest Owners aggrieved as against a party for a breach or threatened breach of any provision hereof; it being the intention hereof to make clear the agreement of the Members and Economic Interest
Owners that the respective rights and obligations of the Members and Economic Interest Owners hereunder shall be enforceable in equity as well as at law or otherwise.

13.10	ATTORNEY'S FEES.  In the event of a
default by a Member or Economic Interest Owner under this LLC Agreement, the non-defaulting Members and Economic
Interest Owners shall be entitled to recover all costs and expenses, including attorney's fees, incurred as a result of said default or in connection with the enforcement of this LLC Agreement.


13.11	COUNTERPARTS.   This LLC Agreement may be
executed in two (2) or more counterparts, all of which taken together shall constitute one (1) instrument.

13.12	GENDER.  Whenever in this LLC Agreement,
words, including pronouns, are used in masculine or neuter, they shall be read and construed in the masculine, feminine or neuter, as the case may be, wherever they would so apply, and wherever in this LLC
Agreement, words, including pronouns, are used in the singular or plural, they shall be read and construed in the plural or singular, respectively, wherever they would so apply.

13.13	SAVING CLAUSE.  In the event any
provision of this LLC Agreement shall be, or shall be found to be, contrary to the Delaware Act, such provision shall be deemed amended so as to conform with such Act.

13.14	FURTHER DOCUMENTATION.  Each of the
parties hereto agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this LLC Agreement.

13.15	INCORPORATION OF RECITALS.   The preamble
and recitals to this LLC Agreement are hereby incorporated by reference and made an integral part hereof.


13.16	INDEMNIFICATION. The Company shall
indemnify any Member, Manager or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, arbitration, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such Member, Manager or officer is or was a Member, Manager or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such action, arbitration, suit or proceeding, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Member, Manager or officer in connection with such action, arbitration, suit or proceeding, including any appeal thereof, if such Member, Manager or officer acted in good faith and in a manner such Member, Manager or officer reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Member's, Manager's or officer's conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter as to which such Member, Manager, or officer shall have been adjudged to be liable for gross negligence or gross misconduct in the performance of such Member's, Manager's, or officer's duty to the Company unless and only to the extent that the court or arbitration in which the action, arbitration or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such Member, Manager, or officer is fairly and reasonably entitled to indemnity for such expenses which the court or arbitration shall deem proper. The termination of any action, arbitration, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Member, Manager or officer did not act in good faith and in a manner which such Member, Manager or officer reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such Member's, Manager's or officer's conduct was unlawful.


IN WITNESS WHEREOF, the parties hereto have signed this LLC Agreement to be effective on the date first above written.

KLT TELECOM INC.,
a Missouri corporation

By: 	/s/R. G. Wasson
Name:  	R. G. Wasson
Title:  President

COLIN DOBELL

/s/Colin Dobell
Colin Dobell

	EXHIBIT A

	LIMITED LIABILITY COMPANY AGREEMENT OF MUNICIPAL
SOLUTIONS, LLC


			Description	Inital		Inital
		   Fair Market Value of	Percentage	Voting
NAME			INITAL CAPITAL	INTEREST	RIGHTS
			CONTRIBUTION

KLT Telecom Inc.	$2,000.00	   67%	  	  80%
FEIN

Colin Dobell		$  500.00	   33%	 	  20%
SSN: